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EXHIBIT 1.A.(5)(d)

AB

PROTECTIVE LIFE INSURANCE COMPANY—PO BOX 2606—BIRMINGHAM, ALABAMA 35202
A STOCK COMPANY (205-879-9230)

ESTATE TAX WAIVER OF SURRENDER CHARGES ENDORSEMENT

Protective Life Insurance Company ("Company") has issued this endorsement as a part of the policy to which it is attached ("the Policy"). If the term "Owner" is not defined in the Policy, such term shall mean the person(s) who owns the Policy. If the term "Valuation Day" is not defined in the Policy, such term shall mean any day.

Notwithstanding any provisions in the Policy to the contrary and notwithstanding any capitalization of the terms Surrender Charge, Surrender Value, Policy Value and Policy Debt in the Policy to the contrary, in the event this endorsement is in force and

  (1)
  A new federal law is enacted, on or before December 31, 2010, extending the repeal of the federal estate tax, as defined in Subtitle B, Chapter 11 of the Internal Revenue Code, as amended;

  (2)
  The repeal is extended for at least three (3) years from the date of enactment;

  (3)
  The right to return period shown on page 1 of the Policy has expired;

  (4)
  The Company has not paid a claim under any accelerated death benefit endorsement or rider;

  (5)
  The Owner has not exercised the option under any policy split option endorsement; and

  (6)
  The Company receives a Written Notice or written request, as applicable, for full surrender from the Owner within 90 days of the enactment date of the new federal law described under (1) above, then the Company will waive any applicable Surrender Charge. The Surrender Value payable under the Policy shall be deemed to mean (A) minus (B), where:

  (A)
  is the Policy Value on the Valuation Day on which the Company receives Written Notice or a written request, as applicable, requesting full surrender; and

  (B)
  is any Policy Debt.

Termination of Endorsement. This endorsement shall terminate on the earliest of the following dates:

  (1)
  January 1, 2011, if the new federal law described in (1), above, has not been enacted;

  (2)
  On the ninety-first day following the day the new federal law described in (1), above, is enacted; or

  (3)
  The date the Policy terminates.

Signed for the Company as of the earlier of the Policy Effective Date or Date of Issue, as applicable.

                      PROTECTIVE LIFE INSURANCE COMPANY

                      ABCDEF

                      Deborah J. Long
                      Secretary

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